FOR IMMEDIATE RELEASE

ENERJEX ANNOUNCES CLOSING OF NEW $50 MILLION SENIOR CREDIT FACILITY

New Facility Increases Borrowing Availability and Decreases Interest Rate

San Antonio, Texas (October 5, 2011) – EnerJex Resources, Inc. (OTCMarkets:ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, announced today that it has entered into a new 4-year senior secured revolving line of credit with Texas Capital Bank, N.A.

EnerJex’s borrowing base increased by 16% from $6.1 million to $7.2 million under the new facility, and its current and minimum required interest rate decreased by 33% from 6% to 4%. The borrowing base is subject to semi-annual redeterminations and is secured by a lien on substantially all assets of the Company and its subsidiaries.

The credit facility has a term of four years and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full on October 3, 2015. Future borrowings are expected to be used primarily for the acquisition and development of domestic onshore oil properties in EnerJex’s core areas of operation.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “It has been a pleasure working with Texas Capital Bank and we are very pleased to announce the closing of this new long-term credit facility. Despite the recent decline in oil prices, I would like to remind shareholders that the majority of EnerJex’s oil production is hedged and we continue to make improvements to our cost structure. The Company is pursuing multiple strategic initiatives aimed at increasing per-share value for our stockholders, and we we expect to announce further tangible progress on these fronts in the coming weeks.”

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on the Company’s web site at www.enerjexresources.com.

4040 Broadway Street, Suite 305  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the acquisition of operating assets and related agreements; any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of the above, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: whether acquired properties will produce at levels consistent with management’s expectations; market conditions; the ability of EnerJex to obtain financing for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly purchased assets and any newly acquired employees; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex’s production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The term “PV10 value” refers to a non-GAAP measure, and means the present value (determined using a discount factor of 10% per annum, calculated in accordance with SEC guidelines) of estimated future gross revenue expected to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using current prices and costs, before income taxes, and without giving effect to non-property related expenses.

Contact

Brad Holmes, Investor Relations	Robert Watson, Jr. CEO
(713) 654-4009	(210) 451-5545
b_holmes@att.net

4040 Broadway Street, Suite 305  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM